Exhibit 4
The Security Agreement
     THIS SECURITY AGREEMENT (this “Security Agreement”) is made as of this 3rd day of January, 2008 by and between Riverland Enterprises, LLC, and Robert Willard & Associates, LLC (collectively, the “Pledgee”), and FP Tech Holdings, LLC (the “Pledgor”).
RECITALS
     In connection with the purchase by the Pledgor from the Pledgee of 2,567,414 shares of the common stock of Firepond, Inc. and senior secured convertible notes due January 2009, which are convertible into 48,000 shares of common stock of Firepond, Inc., pursuant to the Stock Purchase Agreement dated as of the date hereof, by and among the Pledgor and the individuals and entities set forth on Schedule I-A thereto (the “Stock Purchase Agreement”), the Pledgor has issued that certain Note, herewith, payable to the order of the Pledgee in the aggregate principal amount of $3,750,000.00.
     Such Note is secured initially by 1,875,000 of the shares acquired pursuant to the Stock Purchase Agreement (the “Shares”); provided that the number of Shares offered as security may decrease upon the terms set forth in this Security Agreement, but not increase above the initial 1,875,000 shares.
AGREEMENT
     NOW, THEREFORE, it is hereby agreed as follows:
     1. Grant of Security Interest. The Pledgor hereby grants the Pledgee a security interest in, and assigns, all of the Pledgor’s right, title and interest in and to that number of the Shares determined by dividing (x) the principal amount outstanding under the Note and all accrued and unpaid interest thereon from time to time by (y) $2.00 (the “Collateral”).
     2. Warranties. The Pledgor hereby warrants that the Pledgor is the owner of the Collateral and has the right to pledge the Collateral and that the Collateral is free from all liens, adverse claims and other security interests (other than those created hereby).
     3. Payment of Taxes and Other Charges. The Pledgor shall pay, prior to the delinquency date, all taxes, liens, assessments and other charges against the Collateral. In the event of the Pledgor’s failure to do so, the Pledgee in its discretion may pay any or all of such taxes and other charges without contesting the validity or legality thereof. The payments so made shall become part of the indebtedness secured hereunder.
     4. Rights and Powers of Pledgee. The Pledgee may, without obligation to do so, exercise at any time and from time to time one or more of the following rights and powers with respect to any or all of the Collateral:
     (i) subject to the applicable limitations of Section 7, accept in its discretion other property of the Pledgor in exchange for all or part of the Collateral, and in such event the other property received in the exchange shall become part of the Collateral hereunder;

          (ii) perform such acts as are necessary to preserve and protect the Collateral and the rights, powers and remedies granted with respect to such Collateral by this Security Agreement; and
          (iii) exercise any voting rights with respect to the Collateral, transfer record ownership of the Collateral to the Pledgee or its nominee and receive, endorse and give receipt for, or collect by legal proceedings or otherwise, dividends or other distributions made or paid with respect to the Collateral, provided and only if there exists at the time an outstanding Event of Default under Section 8 of this Security Agreement. Any cash sums which the Pledgee may so receive shall be applied to the payment of the Note and any other indebtedness secured hereunder, in such order of application as the Pledgee deems appropriate. Any remaining cash shall be paid over to the applicable the Pledgor.
     5. Care of Collateral.
     (i) The Pledgee shall exercise reasonable care in the custody and preservation of the Collateral.
          (ii) Subject to the limitations of Section 7, the Pledgee may at any time release and deliver all or part of the Collateral to the Pledgor, and the receipt thereof by the Pledgor shall constitute a complete and full acquittance for the Collateral so released and delivered. The Pledgee shall accordingly be discharged from any further liability or responsibility for the Collateral, and the released Collateral shall no longer be subject to the provisions of this Security Agreement.
     6. Transfer of Collateral. In connection with the transfer or assignment of the Note (whether by negotiation, discount or otherwise), the Pledgee may transfer all or any part of the Collateral, and the transferee shall thereupon succeed to all the rights, powers and remedies granted the Pledgee hereunder with respect to the Collateral so transferred.
     7. Release of Collateral. Provided all indebtedness secured hereunder shall at the time have been paid in full and there does not otherwise exist any Event of Default under Section 8, the Collateral shall be released from pledge and returned to the Pledgor.
     8. Events of Default. The occurrence of one or more of the following events shall constitute an event of default under this Security Agreement (each an “Event of Default”):
     (i) the failure of the Pledgor to pay the principal, and any interest outstanding, on or before the Maturity Date (defined in the Note); or
          (ii) the commission of any act of bankruptcy by the Pledgor, the execution by the Pledgor of a general assignment for the benefit of creditors, the filing by or against the Pledgor of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Pledgor; or

     (iii) the failure of the Pledgor to perform any obligation imposed upon the Pledgor by reason of this Security Agreement; or
     (iv) the breach of any warranty of the Pledgor contained in this Security Agreement.
     Upon the occurrence of any Event of Default, described in clause (iii) or (iv) of this Section 8, the Pledgee shall provide written notice to the Pledgor of the occurrence of such an Event of Default. Upon the occurrence of any Event of Default described in clause (i) or (ii) of this Section 8, or in the event the Pledgor does not cure any Event of Default described in clause (iii) or (iv) of this Section 8 within 10 business days of the provision of notice, the Pledgee may, in addition to exercising all rights, powers and remedies granted to the Pledgee under any statute or rule of law and at its election, declare the Note and all other indebtedness secured hereunder to become immediately due and dispose of the Collateral by public or private sale or, alternatively, accept the Collateral and apply it against payment of the Note and all other indebtedness secured hereunder.
     Any proceeds realized from the disposition of the Collateral pursuant to the foregoing power of sale shall be applied first to the payment of expenses incurred by the Pledgee in connection with the disposition and then to the payment of the Note. Any surplus proceeds shall be paid over to the Pledgor.
     9. Restrictions on Transfer. Without the Pledgee’s prior written consent, which may be withheld in the Pledgee’s sole and absolute discretion, the Pledgor may not transfer assign, or otherwise dispose of its interest in this Security Agreement.
     10. Other Remedies. The rights, powers and remedies granted to the Pledgee pursuant to the provisions of this Security Agreement shall be in addition to all rights, powers and remedies granted to the Pledgee under any statute or rule of law.
     11. Costs and Expenses. All costs and expenses (including reasonable attorneys fees) incurred by the Pledgee in the exercise or enforcement of any right, power or remedy granted it under this Security Agreement shall become part of the indebtedness secured hereunder.
     12. Applicable Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Texas without resort to that State’s conflict-of-laws rules. With respect to any suit, action, or other proceeding arising from (or relating to) this Security Agreement, the parties hereto hereby irrevocably agree to the exclusive personal jurisdiction and venue of the applicable federal and Texas state courts located within Dallas County, Texas.
     13. Successors. This Security Agreement shall be binding upon the Pledgee and its successors and assigns and upon the Pledgor’s successors and permitted assigns.
     14. Severability. If any provision of this Security Agreement is held to be invalid under applicable law, then such provision shall be ineffective only to the extent of such invalidity, and neither the remainder of such provision nor any other provisions of this Security Agreement shall be affected thereby.

     15. Counterparts. This Security Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     16. Amendments. Any term of this Security Agreement may be amended and the observance of any term of this Security Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Pledgee and the Pledgor.
     17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or by overnight carrier, (ii) delivered by electronic transmission to the electronic mail address or other proper electronic destination provided to the Pledgee, (iii) delivered by facsimile transmission with answer back confirmation or (iv) mailed (postage prepaid by certified or registered mail, return receipt requested (effective upon actual receipt)).
     18. Entire Agreement. This Security Agreement, the Note and the Stock Purchase Agreement constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersedes any and all prior agreements relating to the subject matter hereof.
     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Security Agreement has been executed by Pledgor and the Pledgee effective as of the date first set forth above.

PLEDGOR: FP TECH HOLDINGS, LLC
By:	/s/ Audrey Spangenberg
	Name:	Audrey Spangenberg
	Title:	Manager

     ACCEPTED AND ACKNOWLEDGED:

RIVERLAND ENTERPRISES, LLC

By:	/s/ Doug Croxall

Name:	Doug Croxall

Title:	CEO

ROBERT WILLARD & ASSOCIATES, LLC.
By:	/s/ Doug Croxall

Name:	Doug Croxall

Title:	CEO
[Signature Page to Security Agreement]